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  Lydell L. Christensen
  Executive Vice President and
   Chief Financial Officer
  AirTouch Communications
  2999 Oak Road
  Walnut Creek, CA  94596


  March 22, 1994



  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549


  Attention:  Document Control - EDGAR


  Ladies and Gentlemen:

  In accordance with the regulations of the Commission and the filing procedures for the EDGAR electronic filing program, there is transmitted herewith the AirTouch Communications Form 10-K, with certain exhibits, for the fiscal year ended December 31, 1993. The filing fee of $250.00 has been deposited as required by the EDGAR program in the lockbox depository at Mellon Bank in Pittsburgh, Pennsylvania.

  Executed copies of this Form 10-K, including exhibits, are being sent to the New York and Pacific Stock Exchanges.

  Please direct any comments or inquiries regarding the transmission of this filing to Lemyrtle Thompson who may be called on 415-394-3169. It is requested, however, that any comments or inquiries on the material submitted herewith be directed to Kristina Veaco on (415) 394-3538.


  Yours truly,






  /s/ Lydell L. Christensen
  Executive Vice President and
   Chief Financial Officer












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